JOINT FILING STATEMENT


We, the undersigned, hereby express our agreement that the attached Schedule 13D is filed on behalf of each of us.


THE TROUTT FAMILY TRUST

By: /s/ Kenny A. Troutt                            Date: March 3, 1999
    ---------------------------------
    Kenny A. Troutt



/s/ Kenny A. Troutt                                Date: March 3, 1999
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Kenny A. Troutt, individually









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